Contact: Terry Badger Director of Communications 210.308.1221 tbadger@usfunds.com

For Immediate Release

U.S. Global Investors achieves record earnings in FY 2007

Revenue and net income up more than 30 percent from 2006
as company grows assets for mutual funds and other advisory clients
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SAN ANTONIO—Sept. 12, 2007—U.S. Global Investors, Inc. (NASDAQ: GROW), a boutique registered investment advisory firm, today reported record revenue and earnings for fiscal year 2007 that were more than 30 percent higher than the previous year, reflecting the significant growth in assets under management.

U.S. Global recorded net income of $13.76 million, or 90 cents per diluted share, on revenue of $58.60 million for the 12 months ended June 30, 2007. That compares to earnings of $10.44 million, or 69 cents per diluted share, on revenue of $44.85 million during the fiscal year ended June 30, 2006.

For the fourth fiscal quarter, U.S. Global posted net income of $6.41 million, or 42 cents per diluted share, on revenue of $21.83 million. The company earned $5.62 million, or 37 cents per diluted share, on revenue of $18.96 million during the final three months of fiscal year 2006.

Financial data for all prior periods have been adjusted to account for a 2-for-1 stock split in March 2007.

The growth in revenue and earnings is due mostly to advisory fee increases associated with the growth in assets under management. U.S. Global’s average assets in SEC-registered mutual funds were $4.61 billion in fiscal year 2007, or 33.9 percent higher than the $3.44 billion in average AUM for the previous year. In addition, the average AUM for other advisory clients rose nearly fourfold, to $236.31 million in fiscal year 2007 from $60.99 million in the previous year.

The company has scheduled a webcast for 9 a.m. Central time on Thursday, September 13, to discuss the company’s key financial results. Frank Holmes, C. E. O. and chief investment officer, will be accompanied on the call by Susan B. McGee, president and general counsel, and Catherine A. Rademacher, chief financial officer. Registration for the webcast is available at http://www.usfunds.com.

Page 2 — FY07 earnings
Sept. 13, 2007

U.S. Global’s total assets under management stood at $5.03 billion as of June 30, 2007, up 8.4 percent from $4.64 billion on June 30, 2006. The company’s mutual fund assets under management stood at $4.73 billion as of June 30, 2007, up 6.5 percent from a year earlier. U.S. Global also had $299.58 million under management for other advisory clients at the end of the latest fiscal year, up 49 percent from June 30, 2006.

During the 2007 fiscal year, U.S. Global earned $11.04 million in fees for its role in providing advisory services to Endeavour Mining Capital Corp., a merchant banking company that invests in the natural resources sector. The amount earned by U.S. Global for the year included a performance fee of $8.99 million, up from $6.61 million in fiscal year 2006. The company earned $2.05 million in fees from other advisory clients in the latest fiscal year.

Selected financial data for the year ended June 30 (split-adjusted where applicable)

	2007	2006
Revenue	$58.60 million	$44.85 million
Expenses	$37.26 million	$28.99 million
Tax expense	$7.59 million	$5.43 million
Net income	$13.76 million	$10.44 million
EPS (basic, in dollars)	$0.91	$0.69
EPS (diluted, in dollars)	$0.90	$0.69
Working capital	$27.93 million	$18.28 million
Total assets	$39.79 million	$29.05 million
Net cash provided by operations	$8.82 million	$5.48 million
Net cash (used in) provided by investing	($0.75 million)	$0.27 million
Net cash (used in) provided by financing	($3.27 million)	$0.49 million

Basic weighted avg. shares outstanding	15.16 million	15.03 million
Diluted weighted avg. shares outstanding	15.24 million	15.15 million

Avg. mutual fund assets under mgmt	$4.61 billion	$3.44 billion
Avg. other assets under mgmt	$236.31 million	$60.99 million

About U.S. Global Investors, Inc.
U.S. Global Investors, Inc. (www.usfunds.com) is a registered investment adviser that focuses on profitable niche markets around the world. Headquartered in San Antonio, Texas, the company offers financial solutions and provides transfer agency and other services to U.S. Global Investors Funds, U.S. Global Accolade Funds and other clients.

With an average of $5.02 billion in assets under management in the quarter ended June 30, 2007, U.S. Global Investors manages domestic and offshore funds offering investment options from emerging markets to money markets. In general, trends in assets under management are the critical drivers of revenue and earnings.

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